Exhibit 10.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of December 31, 2007 by and among New Ulm Telecom, Inc., a Minnesota corporation (“Parent”), Hutchinson Acquisition Corp., a Minnesota corporation and a direct wholly owned subsidiary of Parent (“Newco”), Hutchinson Telephone Company, a Minnesota corporation (the “Company”), and Walter S. Clay as Shareholder Representative.

RECITALS:

A. Parent, Newco and the Company are parties to that certain Agreement and Plan of Merger dated August 3, 2007 (the “Merger Agreement”).

B. The parties desire to amend certain provisions of the Merger Agreement pursuant to the provisions of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Capitalized Terms. The capitalized terms not defined in this Amendment shall have the meanings set forth in the Merger Agreement and are incorporated herein by reference.

2.	Effective Time. Section 1.2 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          1.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the MBCA and file with the Minnesota Secretary of State appropriate articles of merger relating to the Merger in the form of Exhibit A, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The articles of merger shall provide for an effective date of January 2, 2008 or such later time as the parties may agree, which shall hereinafter be referred to as the “Effective Time.”

3.	Closing. Section 1.4(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          (a) The closing of the Merger (the “Closing”) shall take place at the Minneapolis, Minnesota offices of Leonard, Street and Deinard Professional Association on January 2, 2008, or such later date as the parties agree.

4.	Aggregate Merger Consideration. Section 3.2(b) is hereby deleted in its entirety and replaced with the following:

          (b) “Aggregate Merger Consideration” shall be equal to (i) the sum of $64,055,045 (“Enterprise Value”), plus (a) Cash on Hand, plus (b) the Midwest Wireless Receivable to the extent such proceeds have not been received by the Company prior to the Closing (net of Tax at 38.015%, (or such other rate as is determined by applicable federal and state tax law), plus (c)

the Working Capital Increase (if any), plus (d) the December 2007 Adjustments (if any) less (ii) the sum of (a) Indebtedness of the Company Parties outstanding at the Closing, plus (b) the Working Capital Decrease (if any), (c) plus Transaction Expenses to the extent not paid by the Company, plus (d) the Bonus Payments to the extent not paid by the Company, plus (e) $2,000,000 representing a portion of the amount of the Company’s guarantees of loan obligations of the Company Joint Ventures.

5.	December 2007 Adjustments. A new Section 3.2(m) is added to read as follows: “December 2007 Adjustments” are equal to the

a.

A payment of $793,485, representing that portion of the Hutchinson Telephone Company Restoration Plan reported as a long term liability on the November 30, 2007 financial statement of Hutchinson Telephone Company (net of the deferred tax credit associated with the Restoration Plan) that was eliminated as a result of the acceleration of the payment of this liability upon the termination of the Restoration Plan, as set forth on Exhibit A.

	b.	Excluding from current liabilities at December 31, 2007, the tax liability of $69,885 associated with the December 2007 sale of bonds by Company at the request of Parent.

c.

Payments made by the Company to Lynne M. Clay pursuant to the first sentence of paragraph 2 of Mutual Termination Agreement dated December 31, 2007, net of the tax credit associated with these payments.

6.

Intent of December 2007 Adjustments. The parties agree that except as otherwise expressly agreed for in Item 5, the December 2007 Adjustments and any other prepayments consented to by New Ulm in the Consent dated December 31, 2007 and attached as Exhibit B, are designed to have no effect on Aggregate Merger Consideration, and Company and Parent have agreed and consented to these action to facilitate the transition contemplated by the Merger Agreement and are taking these action on the basis that, except as noted in this paragraph 6, these adjustments will have no effect on the Aggregate Merger Consideration, and each party agrees that in the process of the determining the Closing Date Statement, it will give effect to this intent.

7.	Letter of Transmittal. Section 3.3(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          (b) On or before December 10, 2007, the Company mailed to each record holder who held Outstanding Shares, a letter of transmittal (the “Letter Of Transmittal”). The Disbursing Agent Agreement shall provide that (A) subject to the Disbursing Agent’s receipt of a Letter of Transmittal from a Shareholder (duly completed and validly executed in accordance with eth instructions therein), the Disbursing Agent shall pay each Shareholder an amount equal to the product of (i) the Estimated Per Share Merger Consideration less the Per Share Escrow Amount times (ii) the number of Outstanding Shares of the Company held by such Shareholder at the Effective Time and (B) such payments shall be made (1) with respect to a Letter of Transmittal received by the Disbursing Agent prior to the date of Closing (duly completed and validly executed in accordance with the instructions therein), on the date of the Closing, and (2) with respect to a Letter of Transmittal received by the Disbursing Agent on or after the date of the Closing, not later than one Business Day after the Disbursing Agent receives such Letter of Transmittal (duly completed and validly executed in accordance with the instructions therein).

8.	Other Representations. Section 4.9(e) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          (e) Other Representations. None of the Company Parties (or, to the Knowledge of the Executives, any of the Company Joint Ventures) have filed any consent under Section 34l(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341 (f)(4) of the Code) owned by any of the Company Parties or the Company Joint Ventures. Except as set forth in Schedule 4.9, there is no contract, agreement, plan or arrangement to which any of the Company Parties (or, to the Knowledge of the Executives, any of the Company Joint Ventures) is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of any such party that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162(m) of the Code or provides reimbursement or indemnification of any officer, director or employee for any Tax liability of such person under Code Sections 409A or 4999. Except as set forth on Schedule 4.9, during the five-year period ending on the date hereof, none of the Company Parties (or, to the Knowledge of the Executives, any of the Company Joint Ventures) was a distributing or controlled corporation in a transaction intended to be governed by Section 355 of the Code. Notwithstanding anything to the contrary in this Section 4.9(e) or any other provision of this Agreement, the Company is not making any representations, warranties, covenants or agreements regarding Section 280G of the Code in connection with that certain (i) Amended and Restated Employment Agreement between the Company and Walter S. Clay dated October 9, 2006, as amended by the Compensation Committee of the Company by resolution adopted and effective June 25, 2007, as furthered amended and terminated; (ii) Amended and Restated Employment Agreement between the Company and Lynne M. Clay dated October 9, 2006, amended by the Compensation Committee of the Company adopted and effective June 25, 2007as as furthered amended and terminated; (iii) Amended and Restated Change of Control Executive Severance Agreement between the Company and Walter S. Clay dated December 2, 2006, as further amended and terminated.

9.	Termination by Either Parent or the Company. Section 8.2 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable or (ii) the Effective Time shall not have occurred on or before January 11, 2008 (the latter of such applicable dates referred to in this Agreement as the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.2(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

10.	Notices. Notices to the Company pursuant to Section 11.7 of the Merger Agreement shall be provided as follows:

If to Company (before the Effective Time):
Hutchinson Telephone Company
235 Franklin Street Southwest
P.O. Box 279
Hutchinson, Minnesota 55350
Attn: Walter S. Clay
Facsimile No.: (320) 234-5251

If to Company or Shareholder Representative (after the Effective Time):
Walter S. Clay
435 Washington Ave. W.
Hutchinson, Minnesota 55350
Phone No. (320) 234-5219.

With a copy to:
Leonard, Street and Deinard, P.A.
150 South Fifth Street
Suite 2300
Minneapolis, Minnesota 55402
Attn: Steven D. DeRuyter, Esq.
Facsimile No.: (612) 335-1657

11.	Entire Agreement; Assignment. Section 11.8 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          11.8. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise; provided, however, that Parent and Newco may assign any or all of their rights and interests hereunder (i) to one or more of their respective Affiliates, (ii) for collateral security purposes to any lender providing financing to Parent, Newco or their respective Affiliates and any such lender (x) may exercise all of the rights and remedies of Parent and Newco hereunder after the Closing and (y) may assign or cause the assignment of the Parent’s and Newco’s rights and interests hereunder to any successor, assignee or designee of the lender in connection with such lender’s exercise of its rights and remedies under its collateral pledge hereof, and (iii) to any subsequent purchaser of Parent or Newco or any material portion of their assets (whether such sale is structured as a sale of stock or membership interests, a sale of assets, a merger or otherwise) following the Closing. No assignment by a Party of any rights or interest will relieve it from any obligation it otherwise has.

12.

Amendment of Disclosure Schedule. Schedule 4.11 is hereby amended to add the disclosure attached as Schedule 4.11A. Schedule 6.1(h) is hereby amended to add the disclosures set forth in Schedule 6.1(h)A.

13.	Remaining Provisions. With the exception of the foregoing, all other provisions of the Merger Agreement shall remain in full force and effect.

14.

Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

HUTCHINSON TELEPHONE COMPANY

By:	/s/ Walter S. Clay

Name: Walter S. Clay
Title: President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

By:	/s/ Walter S. Clay

Name: Walter S. Clay

NEW ULM TELECOM, INC.

By:	/s/ Bill Otis

Name: Bill Otis
Title: President and Chief Executive Officer

HUTCHINSON ACQUISITION CORP.

By:	/s/ Bill Otis

Name: Bill Otis
Title: President and Chief Executive Officer